Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Macquarie Infrastructure Company LLC:

We consent to the incorporation by reference in the registration statement (No. 333-144016) on Form S-8 and the registration statement (No. 333-138010) on Form S-3 of Macquarie Infrastructure Company LLC of our report dated February 22, 2010 with respect to the consolidated balance sheets of IMTT Holdings Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders' equity, comprehensive income and cash flows for the years then ended, which report appears in the Form 10-K of Macquarie Infrastructure Company LLC.

Our report refers to the change in method of accounting for noncontrolling interests.

/s/ KPMG LLP
New Orleans, Louisiana
February 23, 2010

KPMG LLP. a U.S limited liability partnership, is the U.S
member firm of KPMG International, a Swiss cooperative.